COMMON STOCK RESCISSION AND EXCHANGE AGREEMENT

THIS COMMON STOCK RESCISSION AND EXCHANGE AGREEMENT ("Agreement"), executed the 31st day of December, 2010, is by and between Grant Hartford Corporation, a Montana Corporation, (hereinafter referred to as the "Company") and Tim Matthews an individual (hereinafter referred to as "Mr. Matthews").

Grant Hartford Corporation is a Montana Corporation, whose office is at 2620 Connery Way, Missoula, MT 59808 (the "Company"), and Mr. Matthews is an individual who resides at 3641 E. Easter Circle North, Littleton, CO 80122.

WHEREAS, the Company desires to rescind its issuance of, and Mr. Matthews desires to return to the Company's Treasury, the no par value common stock issued to Mr. Matthews pursuant to a Resolution by the Board of Directors and that certain Amended Employment Agreement dated January 25, 2010, which amended the Employment Agreement entered into on April 24, 2009 and the Amended Employment Agreement entered into on July 15, 2009, which were entered into by and between the Company and Mr. Matthews (the "Employment Agreement"). Hereinafter these shares of common stock shall be referred to as the "Rescission Shares" and were issued as follows:

a)	On January 5, 2010, the Company issued Twenty-Five Thousand (75,000) shares of the Company's no par value common stock at $1.00 per share, pursuant to the Employment Agreement terms.
b)	On January 25, 2010, the Company issued Fifty Thousand (50,000) shares of the Company's no par value common stock at $1.00 per share, pursuant to the Employment Agreement terms.
c)

On March 6, 2010, pursuant to a Board of Directors Resolution and as a continued inducement for Mr. Matthews' services, Mr. Matthews received an additional bonus of Eighteen Thousand Three Hundred (18,300) shares of the Company's no par value common stock at $1.00 per share.

d)	On March 31, 2010, the Company issued Twenty-Five Thousand (25,000) shares of the Company's no par value common stock at $1.00 per share, pursuant to the Employment Agreement terms.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to rescind the issuance of the Rescission Shares, return the same to the Company's Treasury, and exchange those Rescission Shares for Common Stock Warrants for the purchase of up to Two Hundred Thirty-Six Thousand Six Hundred (236,600) shares of the Company's no par value common stock at an exercise price of One Dollar ($1.00) per share ("Warrants"). The Warrants shall be exercisable for a period of five years from the date of this Agreement and shall contain a cashless exercise provision.

IN WITNESS WHEREOF, the parties have executed this Agreement in Denver, Colorado, on the date and year first above written.

Mr. Matthews:	COMPANY:
Tim Matthews	Eric Sauve, President, CEO and CFO Grant Hartford Corporation
By: This 31st day of December, 2010	By: This 31st day of December, 2010